EXHIBIT 99.2

Central Garden & Pet Announces Increase in Stock Repurchase Authorization

WALNUT CREEK, Calif.— Central Garden & Pet Company (NASDAQ: CENT), (NASDAQ: CENTA), a market leader in the pet and garden industries, today announced that its Board of Directors has increased the authorization under its stock repurchase program. The Board authorized Central to purchase up to an additional $100 million of its issued and outstanding shares of Common Stock and Class A Common Stock. Following this increase, as of December 11, 2024, the total repurchase authorization will be approximately $130 million.

Central’s Board of Directors has determined that an increase in the current authorization for the future repurchase of issued and outstanding shares of stock would be in the best interests of Central and its stockholders. The Board considers Central’s stock to be currently undervalued in the marketplace and believes that having the flexibility to repurchase additional stock should therefore be advantageous to Central and its stockholders by increasing future earnings per share of outstanding stock.

Central’s stock repurchase program authorizes the purchase of its issued and outstanding stock through brokers and dealers in the open market, including through Rule 10b5-1 trading plans, and in privately negotiated transactions. The source of funds for the stock repurchases will be from cash on hand and borrowings. The repurchased shares will be retired and returned to the status of authorized but unissued shares.

The timing and actual number of shares repurchased will depend on a variety of factors, including price, corporate and regulatory requirements, capital availability and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

About Central Garden & Pet

Central Garden & Pet Company (NASDAQ: CENT), (NASDAQ: CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With fiscal 2024 net sales of $3.2 billion, Central is on a mission to lead the future of the pet and garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier, and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Amdro®, Aqueon®, Cadet®, C&S®, Farnam®, Ferry-Morse®, Four Paws®, Kaytee®, Nylabone® and Pennington®, strong manufacturing and distribution capabilities, and a passionate, entrepreneurial growth culture. Central is based in Walnut Creek, California, with 6,450 employees primarily across North America. Visit www.central.com to learn more.

Investor & Media Contact

Friederike Edelmann

VP of Investor Relations & Corporate Sustainability

(925) 412 6726

fedelmann@central.com